EXHIBIT 12.1


Reckson Service Industries, Inc.
Ratios of Earnings to Fixed Charges

         The following table sets forth the calculation of the Company's consolidated ratio of earnings to fixed charges for the periods shown:


                                         FOR THE NINE MONTHS ENDED                 FOR THE
                                                SEPTEMBER 30                      YEAR ENDED
                                                   1999                      1998              1997
                                                   ----                      ----              ----
DESCRIPTION


Interest                                         $5,968,141                  $1,651,200        $24,380
Rent Expense                                        213,663                     177,235              0
Amortization of Debt Issuance Costs                       0                           0          8,214
                                           ----------------           -----------------       --------
TOTAL                                             6,181,804                   1,828,435         32,594
                                                 ----------                  ----------        -------
Loss from Continuing
Operations before Fixed Charges                ($17,348,982)                ($6,251,423)     ($225,293)

Ratio of Earnings to Fixed Charges                    -2.81                       -3.42         -6.91